EXHIBIT 99.3

EXECUTION COPY

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

A123 SYSTEMS, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: W1

Date of Issuance: August 16, 2012 (“Issuance Date”)

A123 Systems, Inc. a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Wanxiang America Corporation, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Issuance Date, but not after 11:59:00 p.m., New York time, on the Expiration Date (as defined below), a number of shares of Common Stock (the “Warrant Shares”) equal to the amount by which (x) 24.9% of the total number of shares of Common Stock, calculated on a Fully-Diluted Basis (as hereinafter defined), in each case as of such Exercise Date (as defined below) of this Warrant, exceeds (y) the number of shares that have been issued pursuant to this Warrant prior to the Exercise Date.  “Fully-Diluted Basis” as used herein means the number of shares of Common Stock that would be outstanding on the Exercise Date assuming that all Convertible Securities and Options of the Company (as hereinafter defined), including this Warrant, have been exercised, converted or exchanged (as applicable), disregarding any restrictions on the exercise thereof contained therein (including restrictions of the nature contemplated by Sections 1(d), 1(e) and 2 of this Warrant or similar restrictions), but excluding (i) Common Stock issued by the Company in compliance with the Transaction Documents (as defined in the Securities Purchase Agreement) after the Commencement Date (other than Common Stock issued pursuant to the terms of Convertible Securities and Options outstanding on the Commencement Date, which Common Stock shall be included in the calculation of Fully-Diluted Basis), (ii) Common Stock issuable pursuant to the conversion or exercise of Convertible Securities and Options issued by the Company in compliance with the Transaction Documents after the Commencement Date, and (iii) any Common Stock issued or issuable after the later of (A) February 12, 2013 and (B) the termination of the Securities Purchase Agreement (such later of date, “End of Period Date”), provided that such Common Stock is not issued or issuable pursuant to any right or agreement (including, without limitation, any Convertible Security) existing or outstanding on or prior to the End of Period Date; it being agreed that for purposes of calculating the number of shares of Common Stock that would be outstanding upon the exercise or conversion of any Convertible Security or Option the lowest conversion price or exercise price of such Convertible Security or Option as in effect on the Exercise Date shall be used.

Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16.  This Warrant is one of the Warrants to Purchase Common Stock (the “Warrants”) issued pursuant to the Loan Agreement.

1.           EXERCISE OF WARRANT.

(a)           Mechanics of Exercise.  Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(d)), this Warrant may be exercised by the Holder on any day on or after the Issuance Date, in whole or in part, by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice” and the date on which such notice is given, the “Exercise Date”), of the Holder’s election to exercise this Warrant.  Within two (2) Business Days following the Exercise Notice, the Holder shall make payment to the Company of an amount equal to the applicable Exercise Price (as defined in Section 1(b)) multiplied by the number of Warrant Shares as to which this Warrant is being exercised in cash or by wire transfer of immediately available funds or by offsetting such Exercise Price against the principal, interest or other amounts payable to the Holder under the Loan Agreement (an “Offset Exercise”), it being agreed that any such offset shall first be applied to reduce any amounts other than any principal or interest due under the Loan Agreement, second to reduce any interest due under the Loan Agreement, and last to reduce principal due under the Loan Agreement.  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall, upon (and only upon) delivery of the Warrant Shares and the satisfaction of all other then existing obligations in accordance with the terms hereof, have the same effect as cancellation of the original of this Warrant.  On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”).  On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”), the Company shall (i) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian system, or (ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise.  The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any.  Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be.  No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the next whole number.  The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b)           Exercise Price.  For purposes of this Warrant, “Exercise Price” as of any Exercise Date or other date of determination, means the amount obtained by dividing the then current Aggregate Exercise Price of this Warrant by the then current number of Warrant Shares issuable pursuant to the terms of this Warrant; provided that, notwithstanding the foregoing, in no event shall the Exercise Price be less than $0.001.

(c)           Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(d)           Beneficial Ownership Limitation.

(i)           Until the earlier of (i) the date a vote of the stockholders in connection with granting the Principal Market Stockholder Approval (as defined below) is held (irrespective of whether such the Principal Market Stockholder Approval is obtained) and (ii) the termination of the Securities Purchase Agreement at a time when the Company has no other contractual requirement with the Holder to seek Principal Market Stockholder Approval, the Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant.  Additionally, unless and until the condition set forth in Section 4.12 of the Securities Purchase Agreement has been satisfied, (the “CFIUS Approval Condition”), the Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s Affiliates) would beneficially own in excess of 9.99% (the “CFIUS Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise.  In addition, the Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, if the number of shares of Common Stock being issued pursuant to such exercise would exceed the aggregate number of shares of Common Stock which the Company may issue pursuant to the terms of this Warrant under this Warrant and the other Warrants previously issued or to be issued pursuant to the terms of the Loan Agreement and without breaching the Company's obligations under the rules or regulations of the Principal Market (it being agreed that such aggregate number of shares that the Company may issue as of August 16, 2012 is at least 36,064,240) (the "Exchange Cap"),  provided that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount (the “Principal Market Stockholder Approval”) or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders.  Furthermore, until the later of (i) such time as all of the Company’s 6.00% Senior Convertible Notes have been converted into shares of Common Stock, or redeemed by the Company, or are otherwise no longer outstanding and (ii) such time as all of the Company’s 3.75% Convertible Subordinated Notes have been converted into shares of Common Stock, or redeemed by the Company, or are otherwise no longer outstanding, the Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, in each case without the written consent of the Company, to the extent that after giving effect to such exercise, such Person (together with such Person’s Affiliates) or any “group” (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act) of which such Person is a member would “beneficially own” (defined with a meaning correlative to the definition of “beneficial owner” in Rule 13d-3 under the Exchange Act), directly or indirectly, more than 49.9% (the “Exercisability Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise (the foregoing is the “Exercisability Restriction”).

(ii)           For purposes of paragraph (i) of this Section (g), the aggregate number of shares of Common Stock beneficially owned by such Person and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this Section 1(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The provisions of this paragraph shall be construed and implemented in a manner other than in strict conformity with the terms of this Section 1(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(e)           Insufficient Authorized Shares.  The Company represents and warrants that it has reserved for issuance pursuant to the terms of this Warrant and the other Warrants or to be issued pursuant to the terms of the Loan Agreement and the Securities Purchase Agreement, as of the Issuance Date, an aggregate of 130,000,000 (one hundred thirty million) shares of Common Stock.  If, from and after the Issuance Date, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Warrants (without regard to any limitations on exercise) at least an amount (the “Required Reserve Amount”) equal to the greater of (x) 130,000,000 (one hundred thirty million) shares of Common Stock (as adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction after the Commencement Date) less the number of shares of Common Stock previously issued pursuant to the terms of the Warrant and (y) 200% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all the Warrants then outstanding (an “Authorized Share Failure”), then the Company shall immediately deliver a notice to the Holder specifying the number of shares unavailable to satisfy its obligations under this Warrant and shall take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Warrants then outstanding; provided that no such notice shall be required to be given by the Company in connection with any Authorized Share Failure occurring before the date on which the Shareholder Approvals (as defined in the Securities Purchase Agreement) are obtained (it being agreed that an Authorized Share Failure exists and is deemed to exist as of the Issuance Date).  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than the later of (i) ninety (90) days after the occurrence of such Authorized Share Failure and (ii) the 120th day after the Commencement Date (the “Authorized Share Failure Deadline”), and assuming such Authorized Share Failure still exists, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.  In the event that upon any exercise of this Warrant at any time from and after the Authorized Share Failure Deadline, the

Company does not have sufficient authorized shares to deliver in satisfaction of such exercise, then unless the Holder elects to void such exercise, the Company shall pay to the Holder within three (3) Trading Days of the applicable Exercise Date, cash in an amount equal to the product of (i) the number of Warrant Shares that the Company is unable to deliver pursuant hereto and (ii) the Black Scholes Value.

2.           RIGHTS UPON DISTRIBUTION OF ASSETS.  If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the Issuance Date, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distributions would result in the Holder exceeding the CFIUS Maximum Percentage prior to the satisfaction of the CFIUS Approval Condition or exceeding the Exercisability Maximum Percentage at any time when the Exercisability Restriction is applicable, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until, in the case of the CFIUS Maximum Percentage, the earlier of (i) such time, if ever, as its right thereto would not result in the Holder exceeding the CFIUS Maximum Percentage and (ii) the satisfaction of the CFIUS Approval Condition and, in the case of the Exercisability Maximum Percentage, the earlier of (i) such time, if ever, as its right thereto would not result in the Holder exceeding the Exercisability Maximum Percentage and (ii) such times as the Exercisability Restriction is no longer applicable, at which time the Holder shall be granted such right to the same extent as if there had been no such limitation).

3.           PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)           Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the CFIUS Maximum Percentage prior to the satisfaction of the CFIUS Approval Condition or exceeding the Exercisability Maximum Percentage at any time when the Exercisability Restriction is applicable, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until, in the case of the CFIUS Maximum Percentage, the earlier of (i) such time, if ever, as its right thereto would not result in the Holder exceeding the CFIUS Maximum Percentage, and (ii) the satisfaction of the CFIUS Approval Condition and, in the case of the Exercisability Maximum Percentage, the earlier of (i) such time, if ever, as its right thereto would not result it the Holder exceeding the Exercisability Maximum

Percentage and (ii) such time as the Exercisability Restriction is no longer applicable, at which time the Holder shall be granted such right to the same extent as if there had been no such limitation).

(b)           Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(b), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction.  Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant and, to the extent applicable to this Warrant, the provisions of the Loan Agreement and Securities Purchase Agreement, referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 2 and 3(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to the applicable Fundamental Transaction, such securities of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant.  Notwithstanding the foregoing, and without limiting Section 1(d) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 3(b) to permit the Fundamental Transaction without the assumption of this Warrant.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 2 and 3(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant).  Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered before the ninetieth (90th) day after such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction.

(c)           Application.  The provisions of this Section 3 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if this

Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the CFIUS Maximum Percentage and the Exercisability Maximum Percentage, applied however with respect to shares of capital stock registered under the Exchange Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)).

4.           NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants (without regard to any limitations on exercise or conversion), the Required Reserve Amount.

5.           WARRANT HOLDER NOT DEEMED A STOCKHOLDER.  Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

6.           REISSUANCE OF WARRANTS.

(a)           Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(b)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(b)           Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant, (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

7.           NOTICES.  Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 8.01 of the Loan Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, and (ii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction.  It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

8.           AMENDMENT AND WAIVER.  Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Holder.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9.           SEVERABILITY.  If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

10.           GOVERNING LAW.  This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.           CONSTRUCTION; HEADINGS.  This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12.           DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Exercise Price, the Closing Sale Price, the Closing Bid Price, or fair market value or the arithmetic calculation of the Warrant Shares (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute (including, without limitation, as to whether any issuance or sale or deemed issuance or sale was an issuance or sale or deemed issuance or sale of Excluded Securities).  If the Holder and the Company are unable to agree upon such determination or calculation (as the case may be) of the Exercise Price, the Closing Sale Price, the Closing Bid Price, or fair market value or the number of Warrant Shares (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via facsimile (i) the disputed determination of the Exercise Price, the Closing Sale Price, the Closing Bid Price, or fair market value (as the case may be) to an independent, reputable investment bank jointly selected by the Company and the Holder or (ii) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be).  Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

13.           RIGHT OF OFFSET RELATING TO WITHHOLDING TAXES.  If a change in the Exercise Price or number of Warrant Shares results in the Company having to pay withholding taxes on behalf of a Holder to a governmental authority, then the Company shall be entitled to reduce subsequent shares of Common Stock issued, payments of interest or principal due under the Loan Agreement or under any Senior Secured Convertible Notes, or payments on Common Stock to such Holder by the amount of withholding taxes paid by the Company on behalf of such Holder.

14.           REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE  RELIEF.  The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.  The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Warrant.  The issuance of shares and certificates for shares as contemplated hereby upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

15.           TRANSFER.  This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

16.           CERTAIN DEFINITIONS.  For purposes of this Warrant, the following terms shall have the following meanings:

(a)           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b)           “Aggregate Exercise Price” means $25,000,000 minus the total Exercise Price paid in any and all prior exercises of this Warrant (the “Base Price”); provided, that if at any time, while this Warrant remains outstanding (i) the U.S. Department of Energy’s $249,000,000 American Recovery and Reinvestment Act grant is or  becomes unavailable to the Company and its Subsidiaries in accordance with its terms or (ii) the State of Michigan’s $25,000,000 yearly tax credit is or becomes unavailable to the Company (any of the foregoing events in clauses (i) or (ii) being referred to as a “Loss or Benefits Event”), then from an after such time, the Aggregate Exercise Price shall be deemed to be 40% of the Base Price.

(c)           “Approved Stock Plan” means any employee benefit plan or employment agreement which has been approved by a majority of the non-employee members of the board of directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(d)           “Black Scholes Value” means the value of the unexercised portion of this Warrant remaining on the date of the Holder’s request, which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to, in the event of an Authorized Share Failure, the Weighted Average Price on the requested exercise date, or, in the event of a Fundamental Transaction, the Weighted Average Price on the Trading Day immediately preceding the consummation of the applicable Fundamental Transaction, (ii) a strike price equal to, in the event of an Authorized Share Failure, the Weighted Average Price on the date of the Holder’s requested exercise, or, in the event of a Fundamental Transaction, the Exercise Price in effect on the date of the Holder’s request pursuant to Section 3(b), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate, in the event of an Authorized Share Failure, form the date of the requested exercise through the expiration of the Warrant, or, in the event of a Fundamental Transaction, for a period equal to the greater of (A) the remaining term of this Warrant as of the date of the Holder’s request and (B) the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction or as of the date of the Holder’s request pursuant to Section 3(b) if such request is prior to the date of the consummation of the applicable Fundamental Transaction, (iv) an expected volatility equal to 80%, and (v) a 0% cost of borrow.

(e)           “Bloomberg” means Bloomberg, L.P.

(f)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(g)           “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(h)           “Commencement Date” means August 16, 2012.

(i)           “Common Stock” means (i) the Company’s shares of common stock, par value $0.001 per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(j)           “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(k)           “Eligible Market” means The New York Stock Exchange, the NYSE Amex, the Nasdaq Global Market, the Nasdaq Capital Market or the Principal Market.

(l)           “Equity Interests” means (i) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (ii) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

(m)           “Excluded Securities” means any shares of Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; or (ii) upon exercise of the Warrants and pursuant to the terms of the Notes; or (iii) to Wanxiang and its Affiliates in connection with transactions exclusively between the Company and its Affiliates on the one hand and Wanxiang and its Affiliates on the other.

(n)           “Existing Convertible Notes” means (i) the 6.00% Senior Convertible Notes issued pursuant to that certain amended and restated securities purchase agreement dated as of May 23, 2012 and (ii) the 3.75% Convertible Subordinated Notes issued pursuant to that certain indenture (as amended, supplemented or otherwise modified from time to time) dated as of April 6, 2011.

(o)           “Expiration Date” means the date that is the five (5) year anniversary of the Issuance Date, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(p)           “Fundamental Change” has the meaning ascribed to such term in the Loan Agreement.

(q)           “Fundamental Transaction” means a transaction that would cause or would reasonably be expected to result in a Fundamental Change, including any tender or exchange offer for the Common Stock or other Equity Interests of the Company.

(r)           “Loan Agreement” means the Loan Agreement, dated as of August 16, 2012, between the Company and the Wanxiang America Corporation.

(s)           “Notes” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all notes issued in exchange therefore or replacement thereof.

(t)           “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(u)           “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(v)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(w)           “Principal Market” means the Nasdaq Global Select Market or the Nasdaq Capital Market, if the Company is not listed on the Nasdaq Global Select Market.

(x)           “Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of August 16, 2012, between the Company and the Wanxiang Clean Energy USA Corp.

(y)           “Senior Secured Convertible Note” means any Senior Secured Convertible Notes issued pursuant to the Securities Purchase Agreement.

(z)           “Subsidiary” has the meaning ascribed to such term in the Loan Agreement.

(aa)           “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(bb)           “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(cc)           “Wanxiang” means Wanxiang America Corporation.

(dd)           “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume  weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “Weighted Average Price” being substituted for the term “Exercise Price.”  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

 [signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

A123 SYSTEMS INC.

By:	/s/ David P. Vieau
Name: David P. Vieau
Title: President & CEO

EXECUTION COPY

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK

A123 SYSTEMS, INC.

The undersigned Holder hereby exercises the right to purchase __________ of the shares of Common Stock (“Warrant Shares”) of A123 Systems, Inc., a Delaware corporation (the “Company”), evidenced by the attached copy of a Warrant to Purchase Common Stock (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.           Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

a [“Cash Exercise” with respect to                      Warrant Shares] [and/or]

[an “Offset Exercise” with respect to                  Warrant Shares.]

2.           Payment of Exercise Price.  In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay such Exercise Price in the sum of $_________ to the Company in accordance with the terms of the Warrant.  [In the event that the Holder has elected an Offset Exercise, with respect to some or all of the Warrant Shares to be issued pursuant hereto, the accrued principal, interest or other amounts due under the Loan Agreement shall be reduced in an aggregate amount of _________, it being agreed that any such reduction shall first be applied to other amounts due under the Loan Agreement, second to any interest due under the Loan Agreement, and last to principal due under the Loan Agreement.]

3.           Delivery of Warrant Shares.  The Company shall deliver to the Holder _______________ Warrant Shares in accordance with the terms of the Warrant.

Date:

Name of the Holder

By:

Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs American Stock Transfer & Trust to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ____________________ from the Company and acknowledged and agreed to by American Stock Transfer & Trust.

A123 SYSTEMS INC.

By:
Name:
Title: